                                        NUI CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                       (000's)
                                               Year Ended September 30,
                                 1996        1995        1994        1993        1992
  Income from continuing
  operations before income
  taxes                        $23,044     $8,644      $12,883     $20,837     $18,078

  Add:
    Interest elements of
    rentals charged to
    income (a)                    2,930     3,220        3,173       3,156       3,007

    Interest expense             19,808    20,032       16,443      14,966      17,058
                                 ------    ------       ------      ------      ------
     Earnings as defined        $45,782   $31,896      $32,449     $38,959     $38,143
                                 ======    ======       ======      ======      ======

  Interest expense               19,808    19,814       16,323      14,844      16,859

  Capitalized interest              150       218          120         122         199

  Interest element of
  rentals charges to
  income(a)                       2,930     3,220        3,173       3,156       3,007
                                 ------     ------      ------      ------      ------
    Fixed charges as
    defined                     $22,888   $23,252      $19,616     $18,122     $20,065
                                 ======    ======       ======      ======      ======

  Consolidated Ratio of
  Earnings to Fixed Charges        2.00      1.37         1.66        2.15        1.90
                                   ----      ----        ----        ----        ----
<F1>
   (a) Includes the interest elements of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.